Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2010, with respect to the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2009 and for each of the two years in the period ended December 31, 2009, which report is included in the Annual Report of Enterprise Products Partners L.P. on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in (i) Registration Statement Nos. 333-36856, 333-82486, 333-115633, 333-115634, 333-150680, 333-162666, and 333-170774 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-168049 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement No. 333-165450 of Enterprise Products Partners L.P. on Form S-3.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 1, 2011